UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2025

Trevi Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38886	45-0834299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 Church Street, 16th Floor New Haven, Connecticut	06510
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 304-2499

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	TRVI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 2, 2025, Trevi Therapeutics, Inc. (the “Company”) notified Leerink Partners LLC (“Leerink Partners”) that it was terminating the prospectus, dated August 15, 2023 (the “ATM Prospectus”), related to the sales agreement (the “Sales Agreement”) that the Company entered into with Leerink Partners on June 29, 2023 and pursuant to which the Company may offer and sell shares of its common stock, $0.001 par value per share (the “Common Stock”), from time to time through Leerink Partners, as agent, under an “at-the-market” offering program. The Company will not make any sales of its Common Stock pursuant to the Sales Agreement unless and until a new prospectus relating to the shares of Common Stock to be issued and sold pursuant to the Sales Agreement is filed. The Sales Agreement remains in full force and effect. As of March 31, 2025, the Company had issued and sold 4,498,065 shares of its Common Stock under the Sales Agreement with Leerink Partners for gross proceeds of approximately $14.6 million, before deducting estimated commissions and allocated fees of $0.5 million. The Company has not issued and sold any shares of its common stock under the Sales Agreement subsequent to March 31, 2025.

A copy of the Sales Agreement was filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-3 (333-273030), which was originally filed with the Securities and Exchange Commission on June 29, 2023, and which was subsequently amended on August 11, 2023 and declared effective on August 15, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREVI THERAPEUTICS, INC.

Date: June 2, 2025	By:	/s/ Lisa Delfini
	Name:	Lisa Delfini
	Title:	Chief Financial Officer